EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 26, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Zumiez Inc., appearing in the Annual Report on Form 10-K for the year ended February 3, 2007.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams, LLP

Moss Adams, LLP
Seattle, Washington
March 28, 2007